EXHIBIT 5.1

Re: Valeritas Holdings, Inc.— Post-Effective Amendment No. 1 to Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as legal counsel to Valeritas Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the above-referenced Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 1,470,263 shares (the “Shares”), which include, after giving effect to an 8-for-1 reverse stock split effected by the Company on March 15, 2017, an aggregate of (i) 634,873 shares of common stock (the “Private Placement Shares”) issued and sold to accredited investors in a private placement offering that was held open for thirty (30) days from May 3, 2016 (the “Private Placement”), (ii) 825,000 shares of common stock (the “Merger Shares”) issued to the former stockholders of Valeritas, Inc. that held shares of Series AB Preferred Stock in connection with the closing of the reverse merger with Valeritas, Inc. on May 3, 2016, and (iii) 10,390 shares of common stock (the “Warrant Shares”) issuable upon exercise of common stock warrants issued to the placement agents in connection with the Private Placement (the “Warrants”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) the Amended and Restated Bylaws of the Company, and (iii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, it is our opinion that, as of the date hereof, (a) the issue and sale of the Private Placement Shares and the issuance of the Merger Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable, and (b) when the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, the issue of the Warrant Shares shall have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Warrants, will be validly issued, fully paid and nonassessable.
The opinions expressed herein are limited to the Delaware General Corporation Law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP